                                                      OMB APPROVAL

                                                OMB Number: 3235-0145
                                                Expires: December 31, 2005
                                                Estimated average burden
                                                hours per response...11%

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  Schedule 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*

                               Polymer Group, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   731745 30 3
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                  March 6, 2003
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]   Rule 13d-1(b)

[x]   Rule 13d-1(c)

[_]   Rule 13d-1(d)

 ------------------

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 17 Pages

-------------------                                           ------------------
CUSIP NO. 731745303                   13G                     Page 2 of 17 Pages
-------------------                                           ------------------
                         [Repeat this page as necessary]

--------------------------------------------------------------------------------
 1.   NAMES OF REPORTING PERSONS
      Golder, Thoma, Cressey Fund III Limited Partnership
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON: [           ]
--------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [_]
                                                                (b) [X]
--------------------------------------------------------------------------------
 3.   SEC Use Only

--------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
            Illinois
--------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER
   NUMBER OF                   None
    SHARES         -------------------------------------------------------------
 BENEFICIALLY        6.   SHARED VOTING POWER
   OWNED BY                    70,331 (See Item 4)
     EACH          -------------------------------------------------------------
  REPORTING          7.   SOLE DISPOSITIVE POWER
    PERSON                     None
     WITH          -------------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
                               70,331 (See Item 4)
--------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           70,331 (See Item 4)
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                    [X]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           17.6%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*
           PN
================================================================================
*SEE INSTRUCTIONS BEFORE FILLING OUT.

                                      13G

                        [Repeat this page as necessary]


CUSIP NO. 731745303                                     Page 3 of 17 Pages
         ------------
--------------------------------------------------------------------------------
 1.   Names of Reporting Persons.
      Golder, Thoma, Cressey & Rauner, L.P.
      I.R.S. Identification Nos. of Above Persons (entities only).
--------------------------------------------------------------------------------
 2.   Check the Appropriate Box If a Member of a Group (See Instructions)
                                                                (a) [_]
                                                                (b) [X]
--------------------------------------------------------------------------------
 3.   SEC Use Only

--------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization
           Illinois
--------------------------------------------------------------------------------
                     5.   Sole Voting Power
   NUMBER OF                    None
    SHARES         -------------------------------------------------------------
 BENEFICIALLY        6.   Shared Voting Power
   OWNED BY                    70,331
     EACH          -------------------------------------------------------------
  REPORTING          7.   Sole Dispositive Power
    PERSON                      None
     WITH          -------------------------------------------------------------
                     8.     Shared Dispositive Power
                               70,331 (See Item 4)
--------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person
           70,331 (See Item 4)
--------------------------------------------------------------------------------
10.   Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares
      (See Instructions)
                                                                    [X]
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)
           17.6%
--------------------------------------------------------------------------------
12.   Type of Reporting Person (See Instructions)
           PN
================================================================================

* SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP NO. 731745303                                           Page 4 of 17 Pages
         ----------
--------------------------------------------------------------------------------
 1.   Names of Reporting Persons.
      Bruce V. Rauner
      I.R.S. Identification Nos. of Above Persons (entities only).
--------------------------------------------------------------------------------
 2.   Check the Appropriate Box If a Member of a Group (See Instructions)
                                                                (a) [_]
                                                                (b) [X]
--------------------------------------------------------------------------------
 3.   SEC Use Only

--------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization
      United States
--------------------------------------------------------------------------------
                     5.   Sole Voting Power
   NUMBER OF              None
    SHARES         -------------------------------------------------------------
 BENEFICIALLY        6.   Shared Voting Power
   OWNED BY               70,331 (See Item 4)
     EACH          -------------------------------------------------------------
  REPORTING          7.   Sole Dispositive Power
    PERSON                None
     WITH          -------------------------------------------------------------
                     8.   Shared Dispositive Power
                          70,331 (See Item 4)
--------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person
      70,331 (See Item 4)
--------------------------------------------------------------------------------
10.   Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares
      (See Instructions)
                                                                    [X]
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)
      17.6%
--------------------------------------------------------------------------------
12.   Type of Reporting Person (See Instructions)
      IN
--------------------------------------------------------------------------------

CUSIP NO. 731745303                                           Page 5 of 17 Pages
         ----------
--------------------------------------------------------------------------------
 1.   Names of Reporting Persons.
      Bryan C. Cressey
      I.R.S. Identification Nos. of Above Persons (entities only).
--------------------------------------------------------------------------------
 2.   Check the Appropriate Box If a Member of a Group (See Instructions)
                                                                (a) [_]
                                                                (b) [X]
--------------------------------------------------------------------------------
 3.   SEC Use Only

--------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization
      United States
--------------------------------------------------------------------------------
                     5.   Sole Voting Power
   NUMBER OF              None
    SHARES         -------------------------------------------------------------
 BENEFICIALLY        6.   Shared Voting Power
   OWNED BY               70,331 (See Item 4)
     EACH          -------------------------------------------------------------
  REPORTING          7.   Sole Dispositive Power
    PERSON                None
     WITH          -------------------------------------------------------------
                     8.   Shared Dispositive Power
                          70,331 (See Item 4)
--------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person
      70,331 (See Item 4)
--------------------------------------------------------------------------------
10.   Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares
      (See Instructions)
                                                                    [X]
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)
      17.6%
--------------------------------------------------------------------------------
12.   Type of Reporting Person (See Instructions)
      IN
--------------------------------------------------------------------------------

CUSIP NO. 731745303                                           Page 6 of 17 Pages
         ----------
--------------------------------------------------------------------------------
 1.   Names of Reporting Persons.
      Carl D. Thoma
      I.R.S. Identification Nos. of Above Persons (entities only).
--------------------------------------------------------------------------------
 2.   Check the Appropriate Box If a Member of a Group (See Instructions)
                                                                (a) [_]
                                                                (b) [X]
--------------------------------------------------------------------------------
 3.   SEC Use Only

--------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization
      United States
--------------------------------------------------------------------------------
                     5.   Sole Voting Power
   NUMBER OF              None
    SHARES         -------------------------------------------------------------
 BENEFICIALLY        6.   Shared Voting Power
   OWNED BY               70,331 (See Item 4)
     EACH          -------------------------------------------------------------
  REPORTING          7.   Sole Dispositive Power
    PERSON                None
     WITH          -------------------------------------------------------------
                     8.   Shared Dispositive Power
                          70,331 (See Item 4)
--------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person
      70,331 (See Item 4)
--------------------------------------------------------------------------------
10.   Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares
      (See Instructions)
                                                                    [X]
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)
      17.6%
--------------------------------------------------------------------------------
12.   Type of Reporting Person (See Instructions)
      IN
--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 731745303                   13G                     Page 7 of 17 Pages
-------------------                                           ------------------

Item 1(a)   Name of Issuer:
            ---------------

            Polymer Group, Inc. (the "Company")


Item 1(b)   Address of Issuer's Principal Executive Offices:
            ------------------------------------------------

            4838 Jenkins Avenue
            North Charleston, SC 29405


Item 2(a)   Name of Person Filing:
            ----------------------

            Golder, Thoma, Cressey Fund III Limited Partnership
            Golder, Thoma, Cressey & Rauner, L.P.
            Bruce V. Rauner
            Bryan C. Cressey
            Carl D. Thoma

Golder, Thoma, Cressey Fund III Limited Partnership ("GTC") is the record owner of the shares of common stock covered by this statement. GTC is managed by its general partner, Golder, Thoma, Cressey & Rauner, L.P. ("GTCR"). Dispositive and voting power of securities owned by GTC and managed by GTCR is shared by Bruce
V. Rauner, Bryan C. Cressey and Carl D. Thoma, each a general partner of GTCR. GTC, GTCR and Messrs. Rauner, Cressey and Thoma are collectively referred to herein as the "Reporting Persons."


Item 2(b)   Address of Principal Business Office or, if none, Residence:
                  ------------------------------------------------------------

            The principal address of the Reporting Persons is 6100 Sears Tower, Chicago, Illinois, 60606-6402.


Item 2(c)   Citizenship:
            ------------

            GTC and GTCR are limited partnerships organized under the laws of the State of Illinois. Messrs. Rauner, Cressey and Thoma are citizens of the United States.


Item 2(d)   Title of Class of Securities:
            -----------------------------

            The Schedule 13G originally filed by the Reporting Persons related to the Common Stock, par value $.01 per share, of the Issuer, which is no longer outstanding. The class of equity securities to which this Schedule 13G relates is the Class B common stock, par value $.01 per share (the "Class B Common Stock"), of the Issuer.


Item 2(e)   CUSIP No.:
            ----------
            [731745 30 3]

-------------------                                           ------------------
CUSIP NO. 731745303                   13G                     Page 8 of 17 Pages
-------------------                                           ------------------

Item 3 If this statement is file pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:
            -------------------------------------

            This statement is filed pursuant to Rule 13d-1(c). As such, the listed alternatives are not applicable.

Item 4      Ownership:

            (a) Amount Beneficially Owned:

            GTC is the registered owner of 70,331 shares of Common Stock of the Company (the "shares"). GTCR is the general partner of GTC and exercises investment and voting control over securities owned by GTC. Investment and voting control over securities owned by GTC is shared at GTCR by Messrs. Rauner, Cressey and Thoma. Thus, by virtue of the investment and voting control exercised by GTCR as general partner of GTC and shared by Messrs. Rauner, Cressey and Thoma, each of the Reporting Persons may be deemed to beneficially own the Shares. GTCR and Messrs. Rauner, Cressey and Thoma each disclaim beneficial ownership of the Shares. Each Reporting Person expressly disclaims beneficial ownership of any shares of Common Stock beneficially owned by each other Reporting Person.

            (b) Percent of Class B Common Stock (based on an estimated 400,000 shares of Class B Common Stock outstanding):

            17.6%

            (c) Number of Shares as to which such person has:

                    (i)   Sole power to vote or to direct the vote:
                          None

                    (ii)  Shared power to vote or to direct the vote:
                          70,331 (GTC, GTCR and Messrs. Rauner, Cressey and
                          Thoma)

                    (iii) Sole power to dispose or to direct the disposition of:
                          None

                    (iv) Shared power to dispose or to direct the disposition of:
                          70,331 (GTC, GTCR and Messrs. Rauner, Cressey and
                          Thoma)

            The Reporting Persons may be deemed to beneficially own Series A Warrants and Series B Warrants of the Issuer. Such warrants are not exercisable within 60 days.

Item 5      Ownership of Five Percent or Less of a Class:
            --------------------------------------------

            If this statement is being filed to report the fact that as of the date hereof each of the Reporting Persons has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

CUSIP No. 731745303                       13G                       Page 9 of 17
-------------------                                                 Pages
                                                                    ------------





Item 6  Ownership of More Than Five Percent on Behalf of Another Person:
        ---------------------------------------------------------------
        Not applicable.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:
        ---------------------------------------------------------
        Not applicable.

Item 8  Identification and Classification of Members of the Group:
        ---------------------------------------------------------
        Not applicable.

Item 9  Notice of Dissolution of Group:
        ------------------------------
        Not applicable.

Item 10 Certification:

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 731745303                       13G                     Page 10 of 17
-------------------                                               Pages
                                                                  -------------

                                    EXHIBITS

Exhibit I Joint Filing Agreement among the Reporting Persons pursuant to Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended.

CUSIP No. 731745303                       13G                      Page 11 of 17
-------------------                                                Pages
                                                                   -------------

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  March 14, 2003

                             Golder, Thoma, Cressey Fund III Limited Partnership
                             By:  Golder, Thoma, Cressey & Rauner, L.P.
                             Its: General Partner

                             By: /s/ Bruce V. Rauner
                                -------------------------
                             Print Name:  Bruce V. Rauner
                             Its:  General Partner

CUSIP No. 731745303                    13G                   Page 12 of 17
                                                             Pages

                                    SIGNATURE
                                    ---------

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  March 14, 2003

                                           Golder, Thoma, Cressey & Rauner, L.P.
                                           Its:    General Partner

                                           By:   /s/ Bruce V. Rauner
                                              ---------------------------------
                                           Print Name:  Bruce V. Rauner
                                           Its:  General Partner

CUSIP No. 731745303                    13G                   Page 13 of 17
                                                             Pages

                                    SIGNATURE
                                    ---------

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  March 14, 2003

                                               /s/ Bruce V. Rauner
                                            ------------------------------------
                                            Print Name:  Bruce V. Rauner

CUSIP No. 731745303                    13G                   Page 14 of 17
                                                             Pages

                                    SIGNATURE
                                    ---------

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  March 14, 2003

                                            By:   /s/ Bryan C. Cressey
                                           ------------------------------------
                                            Print Name:  Bryan C. Cressey

CUSIP No. 731745303                    13G                   Page 15 of 17
                                                             Pages

                                    SIGNATURE
                                    ---------


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  March 14, 2003

                                            By:   /s/ Carl D. Thoma
                                               ---------------------------------
                                            Print Name:  Carl D. Thoma

CUSIP No. 731745303

                                      13G

                                                                   Page 16 of 17
                                                                   Pages

                                                                       Exhibit I
                                                                       ---------

                       SCHEDULE 13G JOINT FILING AGREEMENT


             The undersigned and each other person executing this joint filing agreement (this "Agreement") agree as follows:

         (i) The undersigned and each other person executing this Agreement are individually eligible to use the Schedule 13G to which this Exhibit is attached and such Schedule 13G is filed on behalf of the undersigned and each other person executing this Agreement; and

         (ii) The undersigned and each other person executing this Agreement are responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of the undersigned or any other person executing this Agreement is responsible for the completeness or accuracy of the information statement concerning any other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

             This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same instrument.

                                    * * * * *

Date:  March 14, 2003

                             Golder, Thoma, Cressey Fund III Limited Partnership
                             By: Golder, Thoma, Cressey & Rauner, L.P.
                             Its:     General Partner

                             By: /s/ Bruce V. Rauner
                                 ---------------------------
                             Print Name:  Bruce V. Rauner
                             Its:     General Partner

                             Golder, Thoma, Cressey & Rauner, L.P.
                             Its:     General Partner

                             By: /s/ Bruce V. Rauner
                                 ---------------------------
                             Print Name:  Bruce V. Rauner
                             Its:     General Partner

                                 /s/ Bruce V. Rauner
                                 ---------------------------
                             Print Name:  Bruce V. Rauner

CUSIP No. 731745303

                                      13G

                                                                   Page 17 of 17
                                                                   Pages


                                             /s/ Bryan C. Cressey
                                            ------------------------------------
                                            Print Name:  Bryan C. Cressey

                                             /s/ Carl D. Thoma
                                            ------------------------------------
                                            Print Name:  Carl D. Thoma